Exhibit 99.3

News Release

MEDIA:	ANALYSTS:	Corporate Affairs
Ken Herz	Steve Lackey	One Mellon Center
(412) 234-0850	(412) 234-5601	Pittsburgh, PA 15258-0001

FOR IMMEDIATE RELEASE

MELLON ANNOUNCES SUCCESSION PROCESS FOR CEO

PITTSBURGH, September 23, 2005 — Mellon Financial Corporation announced today that, consistent with best corporate governance practices, the firm of Heidrick & Struggles has been retained by the Board of Directors to provide professional assistance in connection with the succession of Chairman and CEO Martin G. McGuinn, who turns 65 in September 2007. This is all part of a robust succession planning process Mellon has in place for all senior officers, including the CEO, and will ensure a smooth and effective transition. The Human Resources Committee of the Board will lead the effort in considering both internal and external candidates as part of the succession planning process on which they have been working together with Mr. McGuinn for some time.

Mellon Financial Corporation is a global financial services company. Headquartered in Pittsburgh, Mellon is one of the world’s leading providers of financial services for institutions, corporations and high net worth individuals, providing institutional asset management, mutual funds, private wealth management, asset servicing, payment solutions and investor services, and treasury services. Mellon has approximately $4.2 trillion in assets under management, administration or custody, including $738 billion under management. Its asset management companies include The Dreyfus Corporation and U.K.-based Newton Investment Management Limited. News and other information about Mellon is available at www.mellon.com.

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